EX-5
                     OPINION OF LEGAL COUNSEL RE: LEGALITY


                                August 11, 1998


Nichols Research Corporation
4040 Memorial Parkway, S.
Huntsville, Alabama 35802

Registration Statement on Form S-3

Gentlemen and Ladies:

We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about August 11, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 415,689 shares of your Common Stock (the "Shares"), to be sold by certain shareholders listed in the Registration Statement (the "Selling Shareholders"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sales of the Shares by the Selling Shareholders in the manner set forth in the the Registration Statements in the section entitled "Plan of Distribution."

It is our opinion that the Shares, when sold by the Selling Shareholders in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and furth consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.


Sincerely,

LANIER FORD SHAVER & PAYNE P.C.


By:Elizabeth W. Abel
   ----------------------------
   Elizabeth W. Abel
   Member-Shareholder